SECURE COMPUTING CORPORATION [letterhead]



November 7, 1996

Ms. Christine Hughes
24115 Hillview Road
Los Altos Hills, CA 94024

Dear Ms. Hughes:

We are pleased to offer you a full-time position as the Vice President of Markting, at a starting salary of $18,333.00 per month. In 1997 you will also participate in the Management Incentive Plan at the 50 percent maximum pay out level. You will be recommended to the Board of Directors to receive stock options in the amount of 200,000 shares. You will be located at our Concord facility and will report to Jeff Waxman. We are convinced that you will be an asset to our organization as well as an integral part of our SCC team.

In addition to ISO and Non-qualified options, Jeff will present a plan for an additional performance option plan based on increase in the value of SCC stock over the next three years. This plan will be conditional upon stockholder approval of the amendment of the Omnibus Stock Plan.

Enclosed is a copy of our Drug Free Workplace Policy and our standard Employee Agreement. Please sign and return your Employee Agreement form prior to your first day of employment. Enclosed is a pre-addressed envelope for your use.

In keeping with our policy of providing a healthy work environment, smoking is prohibited at all of our facilities. As an employee, you will be expected to comply with this policy.

We think that we can provide you with a stimulating environment in which you can do challenging work and I look forward to working with you.

Please contact me at (612) 628-2809 if you have any questions.

Sincerely,


/s/ Stan Abrahansom
Stan Abrahansom
Human Resources Manager


Accepted:


/s/ Christine Hughes
Christine Hughes




              SECURE COMPUTING CORPORATION EMPLOYMENT AGREEMENT
                          (EFFECTIVE IF AND WHEN HIRED)

Name:  Christine Hughes                  Social Security No.:

In consideration of my employment by Secure Computing Corporation, I agree that:

(1) Secure Computing Corporation policies and handbooks which may from time to time be applicable to me shall be a guide regarding my employment but shall not constitute or imply an agreement between me and Secure Computing Corporation nor shall any representations made to me individually, before or during my employment, which are not made in writing and authorized by Secure Computing Corporation, constitute an agreement.

(2) Except as required in the performance of my duties for Secure Computing Corporation, or as authorized by it in writing, I will not during the course of employment by Secure Computing Corporation or at any time thereafter use or disclose to others proprietary or trade secret information of Secure Computing Corporation or others, including but not limited to customer furnished information which has been provided to Secure Computing Corporation with restrictions on its use or further disclosure, and CLASSIFIED INFORMATION OF THE UNITED STATES. Secure Computing Corporation proprietary or trade secret information is information used or useful in the conduct of Secure Computing Corporation business which is not generally known to the public or in a relevant industry, such as, but not limited to, information relating to its research, development, manufacturing, purchasing, finances, acquisition activity, accounting, engineering, marketing, merchandising, selling and present and prospective customers (including listing of, proposals to, agreements with, and relationships with such customers).

(3) I hereby certify, that in the performance of my duties and responsibilities for Secure Computing Corporation, I will not disclose, publish, or use any confidential information, proprietary data, or trade secrets that I may have obtained from my previous employer(s) or association(s).

(4) I will return to Secure Computing Corporation and stop using upon request or upon termination of my employment, all papers, notebooks, reports, manuals, computer files, software, vehicles, tools, keys and entry cards, identification cards or badges, credit authorization, apparatus, computer use identifiers, passwords and other property furnished to me by Secure Computing Corporation, or which was prepared or made in whole or in part by me in connection with my employment by Secure Computing Corporation.

(5) While employed by Secure Computing Corporation, I will not engage in any business or service similar to Secure Computing Corporation's business, nor design, assemble, manufacture, distribute, research, or develop products for any person, firm, or corporation other than Secure Computing Corporation which are the same or similar to those manufactured or provided by Secure Computing Corporation.

(6) I will promptly disclose to Secure Computing Corporation all product, process, hardware and software inventions, designs, computer programs and related documentation, other works of authorship and mask works (hereafter Developments) relating to its business which I made individually or jointly with others, while I am employed by it or within a period of six (6) months following termination of my employment. (See back side of agreement for listing prior Developments to which this agreement does not apply.) I hereby assign and agree to assign all my interest in such Developments to Secure Computing Corporation, and upon the request and at the expense of Secure Computing Corporation, do all other acts reasonably necessary to assist it in obtaining and enforcing rights in Developments in any and all countries; provided, however, this paragraph (5) shall not apply to Developments for which no equipment, supplies, facility or trade secret information of Secure Computing Corporation was used and which is developed entirely on my own time and (1) which does not relate (a) directly to Secure Computing Corporation's business or (b) to Secure Computing Corporation's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by me for Secure Computing Corporation, I acknowledge that the obligation of this paragraph (5) shall be in effect whether or not I receive or am considered for the award of any additional compensation for the Development.

(7) The wages or salary and any other benefits which I receive during my employment by Secure Computing Corporation shall be my full compensation for this agreement.

I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, I understand that to the extent applicable it remains in effect following the cessation of my employment with Secure Computing Corporation, is binding on my heirs and that it may be transferred by Secure Computing Corporation to any of its successors or assignees.

Date: 11/08/96            Signature: /s/ Christine Hughes